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                                                                   Exhibit 10.31


                                                                August 26, 1992

Dr. Sean O'Connor
88 High Hill Rd.
Wallingford, CT 06492

Dear Sean,

We are excited about the possibilities of your becoming a founding scientist of Myco Pharmaceuticals. On the basis of our conversations, I particularly am very positive about the excellent match of your background, career goals and vision with the mission of our company. We are pleased to offer you the position of Director, Drug Discovery of Myco Pharmaceuticals Inc. Terms are as follows:

Responsibilities: drug screening and related chemistry; recruitment and leadership of staff to effectively design, execute, interpret and communicate scientific experiments related to high capacity drug discovery and the identification and selection of lead compounds.

You will need to recommend goals and strategies for your group to achieve the objectives and mission of the company. We will count on you to develop the people in your group. You will ensure effective and cooperative interaction of your group with other units of the company.

Salary: $102,000/year ($8,500 per month.).

Bonus: An annual bonus will be paid as determined by your performance and that of the company. Compensation may be in the form of stock or cash for any Bonus awarded.

Equity: Stock options of 50,000 shares vested over 5 years at a cost

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of $0.20 per share with the same terms that the company customarily provides its employees.

Relocation Allowance: Up to $15,000 for relocation expense.

Other Benefits: You will be eligible for life insurance, disability insurance, medical benefits and vacation as established by the company for its executives to the extent you qualify for such benefits.

Timing: You indicated you could begin work within a month of accepting this position.

This offer is subject to your successfully passing a medical physical exam which is requested of all staff at the level of Director and above. The offer is also subject to final Board of Director approval.

The values and goals you have expressed over the past few months of interactions convinces me that we can accomplish terrific results together. We look forward to a positive response to this offer. Please sign this letter to indicate your acceptance of the terms of employment and return it to me within the next two weeks. Sean, we look forward to your leadership in Myco Pharmaceuticals.

                                        Sincerely,

                                        Barry Berkowitz Ph.D.


I have read and agree with the terms as set forth above.


_________________________________     _______________________
Dr. Sean O'Connor                     Date